Exhibit 99.2

Transcript of conference call of the Registrant on November 11, 2010

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thank you, Operator. Good afternoon everyone and welcome to The Walt Disney Company’s Fourth Quarter 2010 earnings call.

Let me begin by saying that we are aware that information regarding our fourth quarter earnings became available ahead of its formal release and we are investigating how this occurred. We do regret any confusion caused by this incident.

Our press release is now available on our website. Today’s call is also being webcast, and that webcast will be available on our website. After the call, we will post a replay and a transcript of today’s remarks to the website.

Joining me in New York for today’s call are Bob Iger, Disney’s President and Chief Executive Officer, and Jay Rasulo, Senior Executive Vice President and Chief Financial Officer.

Bob will lead off, followed by Jay and then we will, of course, be happy to take your questions.

So with that, let me turn the call over to Bob.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Thank you Lowell, and good afternoon.

The 2010 fiscal year was a good one financially and strategically for our company. Performance was driven by strong branded content and the effective use of it across our businesses, resulting in a 20% jump in net income on a 5% rise in revenue. Our fourth quarter earnings grew solidly after factoring out a programming write-off at one of our equity networks, the timing of ESPN revenue recognition and the effect of one fewer week of operations this year than last. Jay will provide details in a few minutes.

Over the last year, we took several important steps to position Disney for strong growth. We appointed new leaders at our movie studio, ABC Entertainment and the Internet Group, strengthening our management team. We continued to invest in major new attractions and experiences at our Parks and Resorts segment and just last week we took a significant step towards final approval of Shanghai Disneyland. We also made two significant acquisitions: Marvel Entertainment and the social game publisher Playdom.

Marvel and Playdom strengthen the range of quality entertainment we offer and provide us new and innovative ways to deliver that entertainment to consumers. They fit strategically with our brands and with our global marketing and distribution networks, benefit a wide range of our existing businesses, and offer the potential of attractive returns on investment.

There’s no better example of what a successful acquisition can do for Disney than Toy Story 3, the number one animated movie in history, the best-reviewed movie of the year, and a strong contender for Best Picture Oscar. On top of the billion dollars in global box office it generated, Toy Story 3 drove significant business for our consumer products, interactive media and parks segments. Its success speaks volumes about our Pixar acquisition and our ability to maximize the value of great creative content across a broad range of markets.

We are incredibly excited about the release next summer of Cars 2, another great Pixar adventure whose characters already constitute one of our biggest and most robust consumer products franchises. With the film to be followed by the 2012 opening of our largest ever new attraction, CarsLand at Disney’s California Adventure, we believe this great animated property can drive substantial shareholder value for years to come.

Our creative pipeline is strong. At our movie studios, Tangled, Tron: Legacy, and the latest chapter of our highly successful Pirates franchise are coming in fiscal 2011, as are two new Marvel epics, Thor and Captain America: The First Avenger.

Our Parks and Resorts segment is also unveiling compelling new attractions and experiences. Since it opened last summer, World of Color, an amazing nighttime spectacular at California Adventure, has driven a 20% increase in attendance at that park. Once our Little Mermaid attraction and Cars Land open in the next couple of years, the new California Adventure will stand proudly alongside Disneyland, making our Anaheim resort an even more attractive family destination.

Our cruise business has delivered double-digit returns and has enhanced our reputation for delivering unparalleled family travel experiences. It’s notable that Disney Cruise Line was just named the best in the world by the readers of Conde Nast Traveler. And that’s before the first of our two magnificent new ships, the Disney Dream, makes its maiden voyage in January, taking our cruise offering to a whole new level and to new and exciting destinations.

ESPN is another great example of our strategic commitment to create quality, branded content and use technology to enhance that content and deliver it to consumers in new ways and the ways they want it.

ESPN has a simple and powerful mission: to serve sports fans wherever sports are watched, listened to, discussed, debated, read about or played. And that’s exactly what it does. Its coverage and presentation of basketball, baseball, soccer, football, NASCAR…you name it…is gold-standard. And it has taken full advantage of technological change to provide fans a multi-platform experience that makes ESPN the number one sports media brand. Even as ESPN has expanded its digital reach, it posted its highest television ratings ever in the 2010 fiscal year.

The same holds true for ABC Family and Disney Channel, both of which also recorded their highest ever ratings in the last fiscal year.

The overall quality and innovation shown by our media networks, ESPN, Disney Channel, ABC Family and ABC, was recognized through the multi-year agreement we signed earlier this year with Time Warner Cable. The deal acknowledges the great value of our programs and brands while at the same time creating new products and services to the benefit of Disney, Time Warner and consumers.

Organic growth remains our focus but, as I remarked earlier, we’ve seen that strategic additions to our business portfolio can be beneficial. When we bought Club Penguin in 2007, Disney acquired new skills in delivering compelling, brand-appropriate stories in an entirely new way to our core audience of kids. We expect the acquisition to generate significant value to Disney, well in excess of the price we paid. Since the purchase, Club Penguin has more than doubled paying subscribers, expanded globally and spawned successful merchandise and packaged games.

While Club Penguin gave us a foothold and expertise in virtual worlds for kids, Playdom is doing the same in social games, an incredibly fast-growing area of digital entertainment. Playdom brings strategic, operational and analytical capabilities to Disney while we provide them the well-known content and brands to compete even more effectively. With the acquisition of Playdom and of Tapulous, a developer of mobile games and apps, we now have a diversified, multi-faceted game business that can deliver the full range of experiences consumers want and that allows us to continue innovating to meet their expectations. Our first game with Playdom, ESPNU Collegetown, is off to a good start.

Marvel provides our company with a rich portfolio of characters and stories, a talented team that has extended the reach of those characters across the publishing, licensing and movie business and a passionate fan base not unlike Disney’s. In addition to the two big movies coming this summer, Marvel has launched a new series on Disney XD, with more to come, and is developing several series for ABC and ABC Family. We bought back the marketing and distribution rights for Iron Man 3 and The Avengers and are incorporating Marvel’s licensing businesses into our global sales and marketing networks to help spawn growth.

Together these acquisitions have helped bolster Disney in important ways. They have given us great stories to work with and the right technology and analytical skills to bring those stories to consumers in new ways. The acquisitions fortify the Disney brand portfolio and our ranks of talented artists, engineers and businesspeople. And they give us new ways to build upon our unique capacity to leverage hit properties across many businesses quickly and effectively.

The brand and franchise portfolio of The Walt Disney Company is stronger than it has ever been and I’m confident of our direction and of our ability to deliver superior returns.

And with that, I’ll turn things over to Jay….

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Thanks, Bob and good afternoon everyone. I’d like to briefly review the key drivers for Q4 and highlight some of the factors that are likely to influence our results in fiscal 2011.

As I mentioned last quarter, results in our Q4 fiscal 2010 reflect one less week of operations than our Q4 fiscal 2009 results.

Overall, we are encouraged by many of the trends we’re seeing in our businesses.

At our Media segment, results at Cable Networks decreased year-over-year due to the timing of affiliate revenue recognition at ESPN, the impact of having one less week of operations versus last Q4, and lower equity income. As we said on our last call, ESPN ended up reaching most of its programming commitments in Q3 this year versus Q4 last year. As a result, ESPN recognized $354 million less in net deferred affiliate revenue in Q4 than in the prior year.

At ESPN, advertising revenue was up 19%, driven by increases in the automotive, telecommunications and financial categories. Adjusting for the impact of the extra week in last year’s Q4 as well as the relative timing of major sports events, we estimate that ESPN’s ad revenue was up by 22%.

Operating income at Cable Networks was also impacted by programming write-offs at Lifetime Network, our share of which was approximately $60 million, or roughly $0.02 of earnings per share.

At Broadcasting, while revenue was down due to lower sales of ABC-produced shows compared to prior Q4, operating income was up strongly year-over-year. Results benefited from a lower cost mix for ABC Network’s primetime schedule, cost-savings measures in Daytime and News production, and decreased sports programming costs.

Operating income also benefited from higher advertising revenues at our owned TV stations. Advertising revenue at our stations came in 15% above prior year, led by increases in the automotive, political and financial categories. Adjusted for the 53rd week, we estimate that TV stations’ ad revenue was up 26%.

Adjusted for the 53rd week, advertising revenues at the Network were also up strongly, driven by improved ratings. Network scatter pricing came in 23% above upfront levels.

Thus far in Q1, ABC Network scatter pricing is running 22% above upfront levels. Ad sales at both ESPN and our TV stations are pacing up by double digits versus prior year.

Turning to Studio Entertainment, the tremendous success of Toy Story 3 in international markets drove impressive growth for the segment in the fourth quarter. Studio results were impacted in the quarter by a write-off of approximately $100 million related to our film inventory at our motion capture venture, IMD.

At Parks & Resorts, margins were impacted by higher costs at our domestic parks and by lower revenue at Disney Vacation Club. The increase in domestic costs was driven by labor cost inflation and higher pension and post-retirement medical expenses. Lower revenue at Disney Vacation Club reflected lower sales as well as percentage of completion accounting. Results were also impacted by having one less week of operations compared to last year’s Q4.

Q4 attendance at our domestic parks came in 6% lower than prior year. When adjusting for the impact of the extra week, we estimate that attendance was up 1%.

Per capita guest spending was up 6%, driven by higher admissions pricing and food and beverage spending.

Average room spending at our domestic hotels was 5% above prior year levels, with a solid increase at Walt Disney World and a slight decrease at Disneyland. Occupancy at our Orlando hotels came in one percentage point below prior year levels at 83%, and Anaheim occupancy remained steady at 84%.

So far this quarter, domestic hotel reservations on the books are pacing 5% ahead of prior year.

Results at our international parks benefited from higher attendance and guest spending at both Hong Kong Disneyland and Disneyland Paris. Attendance was up 3% in Paris and up 26% in Hong Kong.

At Consumer Products, our licensing business performed well on the strength of our franchises, particularly Toy Story. On a comparable basis, earned licensing revenue grew 12%. Increase in the segment operating income was also driven by improved performance at our Disney Stores in North America and Europe, as well as by publishing and licensing revenue from Marvel properties.

We believe that our core franchises, including Toy Story and Cars, position us well for growth in our licensing business in fiscal 2011.

At the Interactive Media segment, results benefited from higher revenue for our video games, particularly Toy Story 3, and from increased subscribers to our Japan mobile service. Results were impacted by purchase accounting arising from the inclusion of Playdom.

We’re pleased with the results we delivered in fiscal 2010. The strength of our businesses and our continued focus on managing with financial discipline enabled us to deliver strong cash flow, even as we invest in initiatives that position us for the long term.

Turning to fiscal 2011, I’d like to highlight a few things that will likely influence our results. On the cost side, we expect our pension and postretirement medical expenses to increase by approximately $100 million versus fiscal 2010, due predominantly to a further reduction in the discount rate. Approximately half of this amount will impact our Parks and Resorts segment.

In addition, we expect that overall capital expenditures will increase by at least $1 billion as several of our expansion initiatives at Parks and Resorts will meet key milestones in fiscal 2011. These include the launch of our first new cruise ship, the Disney Dream, in late January, along with a variety of projects in our different parks and resorts across the globe. We are excited about these new assets and believe they will help position Disney for long-term success.

In addition to internal investments, we expect to continue returning capital to shareholders through dividends and share repurchase. During fiscal 2010, we repurchased almost 80 million shares for approximately $2.7 billion. Thus far in fiscal 2011, we’ve repurchased a little over 11 million shares for about $392 million.

As you’ve seen in our results, the current trends in our businesses are encouraging. We are also optimistic about our creative pipeline.

Thus, we believe we are well positioned to deliver strong results in 2011.

With that, I’ll turn the call back to Lowell for Q&A.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Ok. Thanks, Jay. Operator, we are ready for the first question. Thanks.

Operator

Your first question comes from the line of Doug Mitchelson from Deutsche Bank. Please proceed.

Doug Mitchelson – Analyst, Deutsche Bank

Oh, thanks so much. For Jay or Bob, based on our tracking we do not see a lot of sports programming renewals or new sports hitting for ESPN in Fiscal ‘11, just BCS and Rose Bowl which have a substantial amount of ad revenue attached to them. Easy compares against the World Cup. Bob you’ve mentioned ESPN should be able to continue to grow its margins. Is this one of those years where ESPN should continue to grow its margins?

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Well, your statement about sports costs is accurate. It’s primarily BCS and Rose Bowl driven and as you mentioned the World Cup comes out of Fiscal ‘11. We’re not going to give you any guidance in terms of margins but what I will say to you is that the advertising marketplace is incredibly strong for ESPN, as Jay referenced, and we’re off to a flying start on that side of the revenue equation. Obviously our ability to raise revenue from a subscription fee standpoint is subject to whatever deals were expiring have been renewed, and the only significant one was the one we announced which was Time Warner.

Doug Mitchelson – Analyst, Deutsche Bank

Right, thank you.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Okay thanks. Operator next question please?

Operator

Your next question comes from the line of Jessica Reif Cohen from Bank of America Merrill Lynch. Please proceed.

Jessica Reif-Cohen – Analyst, Bank of America-Merrill Lynch

Thank you. There was very little details on Shanghai. I was hoping you could elaborate a little bit more about timing and what the structure might look like, and what impact that will have on your business overall in China. And you talked about the Time Warner Cable deal a few times, but could you give us some sense of what affiliate fee growth will look like over the next year or so?

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

We’re purposely going to save the details for Shanghai for a time when we have full approval. We signed a long term agreement, I’m sorry, a long form agreement with the Shanghai Government which was a significant step, and there remains one more significant step and that’s approval from the Beijing government. It’s been generally reported or estimated it will take approximately five years to build and that’s about the only detail that I would confirm as being correct. The details in terms of the nature of our ownership and other details about the project itself, we’re going to save for the possibility of a formal announcement.

On the Time Warner side, Jessica, we don’t give details. It was a deal that I think was very good, not only for both sides, but also for consumers. We created a lot of compelling new products for subscribers of Time Warner Cable, including authentication of ESPN and enabling Time Warner subscribers to in effect consume ESPN on a best available screen basis, and also put into the marketplace a few specific products for ESPN like The Red Zone which we think strengthen the relationship with Time Warner and strengthen the overall multi-channel package that consumers will offer. Obviously the deal reflects as I said in my remarks the considerable value that we provide not only to Time Warner Cable but to its customers, with ABC and ABC stations and retransmission consent, ABC Family, Disney Channel and the array of ESPN networks, many of which had record ratings in 2010.

Jessica Reif-Cohen – Analyst, Bank of America-Merrill Lynch

Can I just throw in one last one? The balance sheet is so strong. Is there anything else you could say in terms of returning capital to shareholders or what you might do and do you have a target leverage?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Well, you know, obviously, I’ll just reiterate what I said. We’ve repurchased 11 million shares this fiscal year to-date and we continue to look for the opportunity to use share repurchase to give returns to our shareholders when we see the appropriate difference between our own opinion of the value of the company and what the stock is trading on in the market so we continue to look at it as a tool for increasing shareholder return and I don’t really want to give you too much guidance beyond that for the future.

Jessica Reif-Cohen – Analyst, Bank of America-Merrill Lynch

Okay, thank you.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks, Jessica. Next question, Operator?

Operator

Your next question comes from the line of Ben Swinburne from Morgan Stanley. Please proceed.

Ben Swinburne – Analyst, Morgan Stanley

Thanks, good afternoon. A couple of questions I just wanted to go back to Marvel and Playdom on the dilution front. Jay, I think you guys gave some guidance on both when you announced the deals. Just wanted to see, particularly on Marvel now that we’re a few quarters in, how that’s tracking versus expectations, I think Iron Man 2 maybe was a little bit ahead of expectations, but just wanted to see if there’s any change to the dilution and then ultimately accretion estimate that you gave us back when you announced the transaction.

And then Bob, you’ve made a lot of changes at the studio from a management perspective, particularly collapsing a lot of the distribution and window layers that you had created or that were in place before. I’m just trying to see if you could talk about where that would show up in the financial results over time. And if there’s anything you’ve learned from the Toy Story 3 release, good, bad, or otherwise, about how you’re doing so far. I know it’s early days with those changes but just any update there would be helpful.

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Yeah, on the first half of your question, on the dilution impacts, we really don’t see any, pretty much up to our expectations when we made the acquisition in terms of the impact, primarily due to the difference of the shares we issued, which I’ve already mentioned we repurchased last year, as well as let’s call it acquisition accounting. And that goes for both Marvel and Playdom.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

And Ben, I’d like to think that the success of Toy Story 3 which has been sensation, all was completely due to all of the changes we made in the restructuring, but I think it starts with the fact that Pixar made a fantastic film and getting whatever, over $1 billion, $60 million in global box office and doing nicely with DVD sales is probably largely tied to quality than anything else.

That said, the Studio made a number of changes to address a variety of different issues including the cost structure of the overall business. So if the changes that they made are to show up in results in 2011 beyond, it would largely be due to some efficiencies that they’ve created by streamlining their organization.

On top of that, when we looked at the business carefully, we noted a lot of things that we thought no longer reflected the way that we were distributing our product into the global marketplace in all windows, theatrically and what I’ll call a home video window, which is now home video and digital, and then in subsequent television windows around the world. And we tried to create an organization both in the distribution side and the marketing side that reflected how buyers and distributers are now accessing this product.

As a for instance we had multiple marketing organizations marketing this product to the sort of different layers or different platforms or windows that the product went into the marketplace, and that seemed inefficient to us. We also felt that in creating one distribution organization that, in effect, had responsibility over all windows, that they would make decisions that would be in the best interest of the property and the company overall, instead of advantaging one window over another one, in effect taking competition out of our internal structure that might have gotten in the way of maximizing value particularly as consumer behavior changes and technology changes the way product is windowed and distributed to the world. And we did this on a global basis. I just was in London and the changes that were made in the structure of the company in London are particularly reflective of changes that we’re seeing in the overall marketplace, and the opportunity to basically look at both, not only those changes, but each product in a much more holistic way rather than in a siloed way that the old structure allowed.

Ben Swinburne – Analyst, Morgan Stanley

That’s helpful, thank you.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks, Ben. Operator next question please.

Operator

Your next question comes from the line of Spencer Wang from Credit Suisse. Please proceed.

Spencer Wang – Analyst, Credit Suisse

Thanks and good afternoon. Just two questions. First, for Bob, I was wondering if you could just talk about a Google TV and ABC situation, and do things like that maybe make you reassess your approach to how you experiment with new technology? And then just for Jay, since we’re talking about swing factors for 2011, you’ve kept the broadcasting operating costs pretty flat in 2010. Could you just give us some of the things that would affect that in 2011? Thank you.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

There’s obviously been a lot of attention paid to the variety of different subjects related to how video is brought into the marketplace whether it’s the impact or potential impact of over-the-top TV, the impact of digital distribution in general, the future of the multi-channel service, etc, so maybe I should just put some of that in perspective. I don’t think I’m going to address Google TV directly. We’ve not announced a deal with them at this point and I’m not going to say anything more specific about them. But we’ve been offering product into new services and new platforms and devices from almost the beginning.

In a way I guess we led the way because we feel and we felt then and still feel that it’s important to serve consumers on these new platforms, primarily to grow revenue and to take advantage of what’s some pretty exciting new technologies. We also think it’s important to make legitimate product available in the marketplace on a well-timed, well-priced basis to fight piracy which we don’t monetize at all. So in essence, we’ve looked at these new opportunities as incremental to revenue that we generate for these properties, as well as keeping us relevant and generally fighting piracy.

And what I said earlier about ESPN and best available screen, this is something that we’re looking at more and more across our businesses. It’s essentially saying to consumers they should be able to watch our product on the best available screen to them, and how we do that is I think pretty important in terms of our potential to create more value for these properties, whether we’re distributing it to multi-channel providers like Time Warner or whether we’re going directly to the consumer, or whether we’re doing it through services like Apple TV.

On the multi-channel front, we’ve had conversations with a few multi-channel providers very recently and we know that there are concerns about cord cutting and the impact of all of this digital distribution on their business, and the sense that we get is that the trends they’ve seen very recently, which is a slight decrease in subscription and subscribers, is due mostly to the economy and the fact they went to the marketplace a year ago with pretty low-priced offers mostly to address the economy, and as those have expired some of those consumers or subscribers have sort of fallen by the wayside.

The sense that we get is that no one has any evidence, at least currently, of cord cutting. But I still think that it’s in the best interests of this company to see to it that the multi-channel business remain robust, continues to flourish, because obviously it creates so much value for us. So we’re looking at the multi-channel business in a bullish way, but we feel that we have to very carefully balance that business with our interest as a company to grow revenue on new platforms and creating new product like the one I described for ESPN, an authenticated ESPN and these other services like Buzzer Beater and Red Zone, is one way to help the multi-channel providers do that. So we’re going to continue to look for opportunities on new devices. I guess we think it improves monetization, but we’re also going to look for opportunities to strengthen our relationship with the multi-channel providers and create product that is beneficial to us, to them, and to their consumers.

Spencer Wang – Analyst, Credit Suisse

Thanks, Bob.

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

The second half of your question about 2011 swing factors for ABC, obviously we’ve been talking about this year the restructuring of the news operations, some other efficiencies in ABC that happened in the course of the year. Obviously we’ll have a full year impact of some of those. I don’t want to get into details as to the numbers and what else might happen in the year.

Operator

Your next question comes from the line of Anthony DiClemente from Barclays Capital. Please proceed.

Anthony DiClemente – Analyst, Barclays Capital

Hi, good afternoon. Thanks for taking my questions. I just have one for Jay and one for Bob. Jay, you gave us a number of figures adjusting advertising revenue for the 53rd week and some of them were better, or materially better than they were for the reported quarter, so I’m just wondering do you have any of the adjusted operating income figures for particularly the media network segments when you adjust for the calendar shift? Do you have those?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

I don’t think we’ll talk about those in detail. Every business has a different impact of the 53rd week and the way you account for it, it may be complicated so I think in the interest of clarity, I don’t really want to discuss what the impacts of any particular business are for the 53rd week effect.

Anthony DiClemente – Analyst, Barclays Capital

Okay, thought it was worth a try. Thanks anyway. And just for Bob, I wonder about the parks in terms of the amount of CapEx that the company is choosing to put into the parks. You talked about the launch cost for the cruise lines and the ‘World of Color’ impact in the quarter and CapEx going up by a billion, so how should we think about the timing of revenue that comes against those projects, and how should we just in general think about what the returns on those investments are going to be for Disney over time, as we think about them in terms of what you otherwise could have been doing with the capital, such as a buyback or an accretive acquisition. Thank you.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Well, each of the decisions in terms of increased capital commitments is made discretely, meaning separate from the other one, and I think we’ve gone through a lot of the rationale but I’ll just quickly talk about it a little bit more as it relates to return on invested capital, which is a metric that we follow very closely and is in fact a key metric in determining compensation at the company as well.

On the cruise ship side, you know our returns on invested capital in that business have been stellar, in the mid teens, and it’s our goal to continue those returns in the new ships. Obviously it takes a little bit of time. We’re launching the Dream in January. There is some additional costs leading up to launch, as a for instance, but revenue doesn’t start flowing until we set sail with paying passengers. I don’t know how much detail Jay went into, but bookings for that ship have been extremely strong and we feel it’s a gorgeous ship and we feel quite good about not only the potential of that ship to deliver strong capital return on invested capital in the Caribbean but it’s going to give us the ability and flexibility for us to put the other ships eventually into new itineraries and new destinations, which we think will also be good.

California Adventure, I talk about it was a bit of a brand withdrawal as I said in a recent interview in that it was not returning value to us at a level that we would expect or hope for. We also thought that there was a negative brand impact, so we’re putting capital in to fix a problem that we’ve had for a long time, and to help grow the overall Disneyland resort. The results have been great with the World of Color but we have a lot more to deliver between now and 2012 so the revenue will flow over time. It’s already started but we won’t be seeing it in full until basically the latter part of 2012.

Hawaii was an investment that we made primarily to support a business that’s also had great returns on invested capital and that is our Vacation Club, or our time share business, where we thought that having the ability not only to sell those units directly to Disney timeshare customers, but to allow for current customers to trade points, would help us continue to deliver good returns on invested capital in that business. And I think I pretty much have covered the larger expenses.

Jay and I have both talked about the fact this is somewhat of a balloon in terms of capital expenses. There will be other projects, we’re building Hong Kong out which is relatively modest in nature, and of course the one that will be resizable is Shanghai, but that’s longer term and we will have a partner so we will not bear all of the costs, but we don’t see on the horizon anything of great significance that would cause our annual CapEx to go back up to a level that we’re looking at for 2011 for quite a while.

Anthony DiClemente – Analyst, Barclays Capital

Okay, thank you so much.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Ok, Anthony. Thanks very much. Operator next question please?

Operator

Your next question comes from the line of Michael Nathanson from Nomura. Please proceed.

Michael Nathanson – Analyst, Nomura

Thanks, I have a couple. Let me start with Jay with some math. If we could put this quarter aside and deferral issue aside for a second, people want to know, what was the rate of growth in affiliated fees for the Fiscal Year 2010, so looking at the year-over-year change, how big was the affiliated fee growth for ‘10?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

So, I agree that it was a very messy quarter, but if you back out all of the stuff, the affiliate fee growth was about 9%.

Michael Nathanson – Analyst, Nomura

Okay, that’s for the year, right?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Uh-huh.

Michael Nathanson – Analyst, Nomura

And I guess I want to ask previously, looking at the next year, 2011, is there anything that suggests that growth rates will not be within that neighborhood, any deals coming up or anything unusual about that outlook?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Well, Bob talked about the only major deal renegotiation that we’ve done, and also mentioned that we can’t give the details of that. But there’s nothing else extraordinary that is happening in the ESPN affiliate fees. I want to clarify one thing you said Michael. That 9% was for Q4, not for the year as a whole. Q4 is the year where all of the ins and outs occurred.

Michael Nathanson – Analyst, Nomura

And excuse me for the year, because people are really scratching their heads with all of these moving pieces on an annual basis was any different than that.

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Yes, it’s 10% for the year.

Michael Nathanson – Analyst, Nomura

Cool, and Jay just given your history in parks now that domestic park bookings are running up in the fourth quarter, have you found any history that there’s a positive correlation on pricing since the demand is there, so talk a little bit about the pricing scenario this quarter versus what you saw previously.

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Yeah, I mentioned in my opening remarks that we saw our bookings for the first quarter up 5% over the same quarter a year ago, and I would like to add that we have seen our average daily rate up in the mid-single digits in correlation with those increased bookings, so as we have been saying for a number of quarters, our strategy is to continue to climb back towards a more long term or normalized level of pricing, and we are on that path.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

I also think, Michael, I know we’ve said this before but we’ve always had promotions in the marketplace for Parks and Resorts, primarily for what we call shoulder periods or the times of the year that you don’t have peak travel, and we’re going to continue to do that. But what we’re seeing in the marketplace today is that even those promotions are of slightly shorter duration than they had been and slightly better pricing than they had been, and we hope that we continue to trend more in that direction.

Also on the first question that you asked Jay about affiliate revenue which he said ran 10% for the year, obviously Time Warner is a large distributer and we did new deals for all of our services, including adding retransmission consent.

Now I don’t know, we don’t factor that in necessarily to affiliate fees but you can expect that with ESPN’s services and ABC Family and the Disney Channel all being renewed for basically 2011 in its entirety, that there will be increases in those rates from a large distributor. And so from an affiliate fee perspective, you should expect growth in 2011.1

Michael Nathanson – Analyst, Nomura

Okay, Bob, there’s so much noise in this deferral thing that people, the quarters whip around a lot, and people always ask the question about what’s the real rate of growth.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

I know, and last year, we had I think the opposite. Last year where we ended up, I think from fiscal ‘08 to ‘09, if I recall, we had a shift the other way around, and I realize that it does create some confusion. This is all tied to covenants that ESPN has in terms of programming that we hit at different times, and it’s really just a timing issue. It has nothing to do with the quality of our business or the specific relationship other than the one contractual provision with the distributer. So believe me, we have trouble following it ourselves.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

And we get questions on it as well, Michael. Just so you know.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Takes up a fair amount of time.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks, Michael. Operator, next question.

Operator

And your next question comes from the line of Imran Khan from JP Morgan. Please proceed.

Imran Khan – Analyst, JP Morgan

Yes, hi. Thank you so much for taking my questions. I have two broad industry-level questions. So Bob, I was trying to get a better update, maybe a new update, on DVD sales trend and I think as the economy was tougher we saw weakness in the DVD sales and I think there were a lot of concerns, is it’s secular versus cyclical, what kind of trends you’re seeing as our global economy is getting better.

And secondly, more of a philosophical level question. Interactive business revenues went up 20% but you still lost $104 million, and for the year you lost north of $250 million, and if you look at industry media industries are losing around $750 million in the digital business. So the big question is how should we think about the profitability of the business and does it really make sense for the creative companies to get into the internet digital business and continue to lose money, thank you.

[1]	Refers to affiliate revenue growth in 2011.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Ok. Well, I guess I’m up on both of those. On secular versus cyclical and the overall question about DVD trends, I’ve been pretty vocal about that business, suggesting that while many believe that we are seeing cyclical trends that were due to the downturn that we thought there was secular trends that were also impacting the business due largely to just more competition for people’s time more than anything else. And I would say that while I don’t know that we’ve necessarily seen that pattern worsen, I don’t know we haven’t seen anything that would reverse it or cause me to believe that I was wrong when I made that statement.

It’s a title driven business, no question about it. I mentioned Toy Story 3 which is out on the marketplace now. If ever there’s a title that would do well, it would be Toy Story 3, particularly in the sell-through side because it’s a title that just makes a lot of sense for people who are going to let their kids watch it multiple times to own versus rent for instance. It will do quite well, I’m not going to make predictions as to what it will do, but if you were to look at the numbers for Toy Story 3, which will be extremely strong versus what films did just three, four, five years ago, you’d be sobered by those numbers. That said, there’s a larger percentage of people with each title, or good title, that’s buying Blu-ray, and in our case, multiple copies.

We’re out in the marketplace with Toy Story 3 with a premium product that is a Blu-ray DVD, a standard def DVD, a downloadable file and a streamable file or a streamable code, and that’s doing quite well. Actually represents about 80% of Blu-ray sales, meaning of the roughly 25% of units, Toy Story 3 , that are Blu-ray with good pricing, about 80% of those are buying this multi-package.

So we’ve seen pricing leverage or improvement because we’re out there offering more value to consumers, but it’s a business that I think, meaning the movie business, that we just have to watch very carefully because I don’t think even with a shift in a positive direction with the economy, you’re going to see a big bounce back to what we used to see in terms of conversion rates. Which is one of the reasons why we’ve taken a brand approach to our business with Pixar and Disney and Marvel, which we think we stand a chance of doing better than the industry average, provided we make good movies.

On the interactive front, obviously we’re quite mindful of the losses that we’ve delivered in that business, which is basically a collection of businesses. And just about a month ago we restructured from a management perspective of the business to accomplish a few things. One, we wanted to add more focus primarily, so that we could both create and implement a strategy that was designed to deliver profitability because we don’t want to be in this business if we aren’t able to make money. So we look at it two ways. On one side we’ve got a collection of games businesses and the other side we have a collection of largely dotcom businesses.

On the games front, we’ve seen a pretty big shift in games from console to what I’ll call multi-platform—everything from mobile apps to social networking games. And by putting John Pleasants to run games, not only will he focus on turning those businesses into profitability, but diversifying our presence in the business, so we’re not reliant on one platform that’s obviously facing challenges. It’s our goal not only to be profitable but obviously to get there by shifting our investment and reducing our investment too. We probably will end up investing less on the console side than we have because of the shift we’re seeing in consumption, and have a presence, albeit with probably less investment in terms of game manufacturing, on some of the newer platforms. Consumers are obviously spending time playing games, from casual games online to mobile Apps, to social networking, to console, and we felt all along that we need to be where the consumers are and we know our games work in a variety of places and we want to be there. We felt for a while that we should be both a licensor, which we do in some cases, but also a publisher, and I would say the shift that we’ve made in terms of personnel and ultimately in how we invest our money and how we distribute this product is going to continue to reflect that philosophy but in a slightly different manner.

On the dotcom side, the key sites that we invest in, ESPN.com, Disney.com, ABC.com, are designed to do a few things. One, they are marketing platforms, they are brand building platforms, and they are revenue generating platforms. I’d like to get to the point where all three are run under profitable circumstances. I’d say that ESPN stands the best chance. I won’t get into specifics about ESPN’s profitability but I can tell you that sales of things like ESPN.com home screen advertising are incredibly robust, and so that’s actually a good business for us.

On the Disney side our goal is to create the ultimate Disney portal, not only to provide navigation but to provide significant forms of entertainment and that’s what Jimmy Pitaro, the new head of that business is going to do.

And then on the ABC front, we’ve got a business that’s designed to basically provide consumers with another screen experience and also help market ABC better. But I would be disappointed if we continue to lose significant amounts of money in those businesses, and if we do I would imagine we will have to redirect in some form.

Imran Khan – Analyst, JP Morgan

Thanks for taking the question.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks. Operator, next question, please.

Operator

Your next question comes from the line of Richard Greenfield from BTIG. Please proceed.

Rich Greenfield – Analyst, BTIG

Hi. Thanks for taking the question. Two parts. First just a housekeeping issue for Jay. I’m just trying to figure out exactly what the organic earnings were. You mentioned that there was, and the press release mentions, a $58 million programming write-down. I think on the call you said $60 million. Just want to make sure there’s nothing else we should be aware of in terms if it’s one or the other. And it looks like $55 million of restructuring and $3 million of impairment charges, and I think Bob also mentioned $100 million studio-related write-down. So I’m just trying to figure out what were the aggregate impact on net income and what was the adjusted earnings number for the quarter from an EPS standpoint.

And then Bob, you mentioned Toy Story 3 doing very well on DVD, and was just curious if you could talk to it did 30-40% better domestically than Up and was just curious if you could give us a sense of whether you see it tracking higher than what Up did on DVD a year ago given that. Thanks.

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Okay. Let me start with what I mentioned about the $100 million write-down on our film inventory at IMD. I’m not going to get into the specifics of that but we made a decision to exit that business and the write-off we talked about is our best assessment of where we stand today at IMD. Relative to the $50 or $60 million as the numbers you threw out relative to Lifetime, there was a show write-down that was closer to $50 million and there was a couple other odds and ends that took it up closer to $60 million.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

The other part was for me and it was Toy Story 3 versus Up. Toy Story 3 has only been out in the marketplace for a week, and so it’s a little early to give you any predictions, not that we would even if they were later in the game in terms of how we’re doing domestically versus international or domestically versus how Up did. Up was a strong title, obviously but Toy Story will probably end up being a stronger title on the home video front given the fact that you’ve got substantially greater box office globally, but I don’t have the number in terms of how it’s trending versus Up on a worldwide basis.

Rich Greenfield – Analyst, BTIG

And then just quickly, there was a $55 million restructuring and $3 million impairment. Is that an incremental $58 million above and beyond what was in the programming asset within Cable Networks, I presume?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

Yes.

Rich Greenfield – Analyst, BTIG

So the adjusted earnings is actually, call it around $.07 higher than what you reported. Is that a fair statement?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

If that’s what your math takes those numbers to be, yes.

Rich Greenfield – Analyst, BTIG

The $158m and $58m. Okay, thank you very much.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Operator, next question please?

Operator

Your next question comes from the line of Tuna Amobi from Standard & Poor’s. Please proceed.

Tuna Amobi – Analyst, Standard & Poor’s

Thank you very much for taking the questions.Just first observation on the Hong Kong attendance, seemed like it surged upwards. I’m just kind of wondering what’s the underlying drivers of that and what percent of that traffic currently comes from Mainland China, that would be helpful.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

The numbers for Hong Kong, while they’re great, are due in part to the fact they were depressed a year ago because of the H1N1 virus scare. That said before that occurred, Hong Kong was trending in a significantly positive direction, so they were knocked off course somewhat by the virus and then came back on course. So the comparison is a little bit apples-to-oranges with a year ago and apples-to-apples a couple years ago.

And we continue to see real growth in Hong Kong visitation from local residents, from Mainland China residents and then what I’ll call “other Asia.” Mainland China represents somewhere in the neighborhood of high 30s to 40% of visitation to Hong Kong Disneyland, and we’re adding capacity for Hong Kong which is not only exciting in terms of the creativity, in fact one of them is Toy Story based and it’s going to take a few years for us to finish that project, but I think it’s well timed to take advantage of some positive visitation trends, and to also leverage our successful IP.

Tuna Amobi – Analyst, Standard & Poor’s

Regarding the Disney store, the reconception of the stores, is that something that you’re trying to rollout across the entire domestic and North America stores, or are you just kind of some select stores at this point, and an indication of how much you plan to spend there would be helpful.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Well we’re pretty excited about the new design. We just opened the new store which you should see in Times Square, but we’ll proceed with real caution. We’re using the design as a platform to greatly improve the quality of the merchandise and the presentation and we’re also using it to improve location which we’ve done quite well. Times Square, I think, is a good example of that. But we look at specialty retail as a relatively challenging business and with that in mind we’re going to be really careful and watch these results quite carefully. We’ve redesigned in the 18-19 store range, I think maybe it was around 20, and we don’t see going significantly higher fast. We’re going to wait and see how these stores do before we make any decisions about rollout. It cost us slightly above a million dollars a store for this new design. We think it’s closer to probably $1.4 for the initial stores, and that will trend down as we bring this design to more, but we’re going to be careful about this.

Tuna Amobi – Analyst, Standard & Poor’s

And lastly, Bob—

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

By the way our comp store sales are up significantly across the chain, not just with our new stores, but they are up significantly more with the redesign, which is interesting to us. Now a lot of that has to do with unbelievably strong product in the marketplace. Toy Story is clearly leading wait but the Princess line continues to be strong. Cars is very strong. Fairies is strong and we obviously have some great IP coming up to support that even more with the Tangled movie coming up and Cars 2 and Pirates and Marvel.

Tuna Amobi – Analyst, Standard & Poor’s

That’s helpful and lastly, Bob, can you update us on your views about KeyChest. You guys obviously ramping up on that and given the announcement from UltraViolet, is this something that you’re going to stick to or are we looking at it as a format war, at some point I would hope that there would be a convergence in standards. What’s your view on that?

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

Well, we’re big believers in offering interoperability which is what KeyChest was designed to do. The obvious reason for that is that when people buy a file and in some form, if you give the ability to play that file on multiple devices or in multiple locations, then you’re creating more value for them. And I think lack of interoperability is an impediment or a barrier to growing digital media, so KeyChest was designed to add interoperability.

We didn’t get much buy in from the industry on it, so we’re using it for our own films and we’ve rolled it out with Toy Story 3 through a relationship with Wal-Mart and their purchase of Vudu, so if you buy the multi-pack as I cited earlier of Toy Story 3, you have the ability to stream Toy Story 3 through Vudu, which is a form of interoperability and you’ll see more of that as we rollout more titles. We are not inclined to, or expect to, enter a format war over this. I’ll quickly get out of my element if I start getting into more technological detail but there’s actually a way that KeyChest can work with the UltraViolet platform and don’t ask me for specs on that but I’m sure there are others who can give you that detail, but it’s not our goal to create a format war. It’s our goal to create product and to implement technology that ultimately creates more value to the consumer and obviously in doing so, delivers more value to the distributor and the seller whether retailer, bricks and mortar retailer, or digital retailer, and obviously to the content owner.

Tuna Amobi – Analyst, Standard & Poor’s

Thanks a lot. Thank you.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks, Tuna. Operator we have time for one more question.

Operator

And your next question comes from the line of James Mitchell from Goldman Sachs. Please proceed.

James Mitchell – Analyst, Goldman Sachs

Hi, great. Thank you. A couple of quick questions if I might. First of all, could you talk about the benefits of buying Viacom out of the two Marvel movies, Iron Man 3 and Avengers, especially any not obvious benefits? And secondly, just to repeat Richard’s question, I wanted to confirm the $58 million restructuring charge from Page 12 of the release, that is a separate charge from the $58 million programming charge in the cable net division on Page 3 of the release?

Jay Rasulo – Senior Executive Vice President and Chief Financial Officer, The Walt Disney Company

On the housekeeping question, yes, they both happen to be $58 million, and they are two distinct and additive numbers.

James Mitchell – Analyst, Goldman Sachs

Excellent.

Bob Iger – President and Chief Executive Officer, The Walt Disney Company

The properties that we bought back the marketing and distribution rights for, Iron Man 3 and Avengers are of significant importance and potential to this company. They are both real franchises, and we felt for a while, mostly since we made the Marvel acquisition, that we would benefit from distributing ourselves. There’s just a big difference we believe, and this is not in any way meant to suggest criticism of the way Paramount handled it, but when everything is in-house, when it’s your product that you’re distributing and marketing, and when it’s done it is part of basically an overall franchise building strategy and brand building strategy for the company, that you create more value.

I said from the beginning of the Marvel acquisition that we would be invested in growing and supporting the Marvel brand, as a for instance. That’s not necessarily something that was of interest to, or value creation proposition to, a third party distributer like Paramount. They were in the business of distributing the film. We’re in the business of distributing the film, building the franchise and growing the brand and there was great value, although we were able to quantify it for ourselves. I’m not going to articulate all the ways we did that, but there’s great long-term value for us in not only controlling the marketing and the distribution, but of appreciating the kind of value that could be created when you do that.

James Mitchell – Analyst, Goldman Sachs

Great. I look forward to the movies.

Lowell Singer – Senior Vice President, Investor Relations, The Walt Disney Company

Thanks, James.

And thanks again everyone for joining us today. Note that a reconciliation of non-GAAP measures that were referred to on this call, to GAAP measures, can be found on our website. Let me also remind you that certain statements on this call may constitute forward-looking statements under the securities laws. We make these statements on the basis of our views and assumptions regarding future events and business performance at the time we make them, and we do not undertake any obligation to update these statements. Forward-looking statements are subject to a number of risks and uncertainties and actual results may differ materially from the results expressed or implied in light of a variety of factors, including factors contained in our Annual Report on Form 10-K, and in our other filings with the Securities and Exchange Commission. This concludes today’s fourth quarter call. Have a good night, everybody.

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